Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2004

St. Louis, MO, November 3, 2004 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended September 30, 2004 of $426.2 million, up 29 percent from $329.4 million for the three months ended September 30, 2003. Earnings before equity earnings were $17.2 million for the fourth quarter of fiscal 2004, and net earnings were $12.5 million ($.41 diluted earnings per share). In last year’s fourth quarter, the Company recorded a $59.0 million goodwill impairment loss ($45.5 million after a $13.5 million deferred tax benefit, or about $1.53 per share), resulting in a loss before equity earnings of $33.5 million and a net loss of $38.7 million ($1.34 per share) for the quarter.

For the fiscal years ended September 30, 2004 and 2003, net sales were $1,558.4 million and $1,303.6 million, respectively, an increase of $254.8 million, or 20 percent. In fiscal 2004, earnings before equity earnings were $64.7 million, and net earnings totaled $65.1 million ($2.17 per diluted share). Including the effects of the goodwill impairment, last year’s earnings before equity earnings were $7.8 million, and net earnings were $7.4 million ($.25 per share).

Ralcorp’s results for the quarter and year ended September 30, 2004 included post-acquisition results from the Bakery Chef business and the Concept 2 Bakers business, acquired on December 3, 2003 and February 27, 2004, respectively. Bakery Chef is reported as the Frozen Pancakes, Biscuits & Breads segment, and its results are shown and discussed separately below. Concept 2 Bakers (C2B) is reported as part of Bremner’s in-store bakery (ISB) group within the Cereals, Crackers & Cookies segment. While about two-thirds of the increase in net sales came from acquisitions, the remainder was the result of internal growth. For more information, refer to the schedule and segment discussions below.

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Net Sales by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,
	2004	2003	2004	2003
Ralston Foods	$96.2	$80.1	$348.6	$316.7
Bremner	120.0	104.3	441.3	397.6
Cereals, Crackers & Cookies	216.2	184.4	789.9	714.3
Dressings, Syrups, Jellies & Sauces	96.1	96.3	388.8	405.8
Snack Nuts & Candy	64.1	48.7	230.9	183.5
Frozen Pancakes, Biscuits & Breads	49.8	-	148.8	-
Total Net Sales	$426.2	$329.4	$1,558.4	$1,303.6

Profit Contribution by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,
	2004	2003	2004	2003
Cereals, Crackers & Cookies	$23.7	$20.3	$85.7	$76.9
Dressings, Syrups, Jellies & Sauces	1.0	3.2	11.6	8.0
Snack Nuts & Candy	6.5	4.2	20.2	22.8
Frozen Pancakes, Biscuits & Breads	8.2	-	21.4	-
Total Segment Profit Contribution	39.4	27.7	138.9	107.7
Interest expense, net	(3.9)	(.7)	(13.1)	(3.3)
Goodwill impairment loss	-	(59.0)	-	(59.0)
Restructuring charges	(1.4)	(.9)	(2.4)	(14.3)
Accelerated depreciation	(.6)	(.3)	(1.4)	(3.0)
Litigation settlement income	-	-	.9	14.6
Systems upgrades and conversions	(1.8)	(1.0)	(5.5)	(2.5)
Other unallocated corporate expenses	(4.6)	(5.7)	(15.5)	(15.5)
Earnings (Loss) before Income Taxes
and Equity Earnings	$27.1	$(39.9)	$101.9	$24.7

Cereals, Crackers & Cookies

Fourth quarter net sales for the Cereals, Crackers & Cookies segment increased $31.8 million (17 percent) from last year, with the Bremner cracker and cookie division growing $15.7 million and the Ralston Foods cereal division adding $16.1 million. About 60 percent of Bremner’s net sales growth was the result of the acquired C2B business, while the rest came from incremental sales to customers of an insolvent competitor and increased sales to existing private label customers, partially offset by significantly lower co-manufacturing sales. Bake-Line Group, LLC filed a Chapter 7 bankruptcy petition and ceased operations on January 12, 2004. Since then, Bremner has begun supplying products to several former Bake-Line customers. Base cookie and cracker volumes were up 9 percent. ISB cookie sales volume for the quarter, excluding

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C2B sales, was flat compared with last year. At Ralston Foods, sales volume of private label ready-to-eat (RTE) cereal grew 24 percent from last year’s fourth quarter. That growth was driven by significant expansion with existing customers and new product introductions, partially offset by the loss of sales to Fleming Companies, Inc., as a result of its bankruptcy. Volume growth slightly outpaced net sales dollar growth as a result of pricing declines due to competitive pressures and trade promotions designed to encourage consumer trial of our products. RTE co-manufacturing sales volume more than doubled from last year’s fourth quarter, while hot cereal sales volume grew 3 percent.

For the year ended September 30, 2004, net sales for the segment were up $75.6 million (11 percent) from a year ago, with Bremner and Ralston Foods contributing increases of $43.7 million and $31.9 million, respectively. Excluding C2B sales, which were the source of half of Bremner’s growth, base cracker and cookie volumes were up 5 percent, and ISB volume was flat. For Ralston Foods, most of the increase was the result of 13 percent growth in RTE cereal sales volume, partially offset by a 3 percent decline in hot cereal volume. In addition, net sales from RTE co-manufacturing were up $5.8 million for the year.

Like net sales, the segment’s profit contribution improved 17 percent for the fourth quarter and 11 percent for the year. Higher costs of rice, corn, wheat, soybean oil, eggs, raisins, freight, and energy were offset by production efficiencies, favorable sales mix, and lower information systems expense.

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three months ended September 30, 2004 were flat compared to last year’s fourth quarter, while net sales for the year were down 4 percent. The decline is attributable primarily to the exit from the industrial tomato paste and ketchup businesses during fiscal 2003, as well as reductions due to the Fleming bankruptcy and the loss of a major pourable salad dressing customer. These sales reductions were partially offset by increased business with several customers and price increases on some product lines in an attempt to mitigate escalating costs of certain ingredients.

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The segment’s fourth quarter profit declined $2.2 million compared to last year primarily as a result of higher freight costs, nearly $1 million of incremental expenses related to downsizing and process improvement initiatives, increased compensation and benefit costs, and the higher cost of soybean oil. For the full year, Carriage House’s profit contribution improved $3.6 million, from $8.0 million last year to $11.6 million this year. Production labor costs were favorable in the current year as a result of the restructuring and process improvement projects, while fiscal 2003 profit had been hurt by production inefficiencies associated with the partial shutdown of the plant in Streator, IL, and by Fleming receivables losses. Current year cost decreases in peanuts were offset by related selling price declines due to competitive pressures.

As previously mentioned, in June 2004 a major customer began purchasing pourable salad dressings from one of Ralcorp’s competitors in order to achieve lower prices. The affected products represented almost 2 percent of the segment’s 2003 net sales. The resulting loss of profit is expected to be partially offset by recent actions taken to reduce overhead costs. In addition, management is continuing its effort to replace the lost volume through additional sales to new and existing customers.

Snack Nuts & Candy

Fourth quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 32 percent from last year. For the full year, the segment’s net sales were up 26 percent. This growth came primarily from increased orders from existing top customers for both continuing and new private label items, but also from price increases driven by higher ingredient costs.

The segment’s fourth quarter profit improved $2.3 million from last year due to the higher sales volumes and a favorable sales mix. Segment profit decreased $2.6 million for the full year as price increases lagged increases in the cost of ingredients - especially tree nuts such as macadamias, almonds, and pecans. The profit comparisons were made more difficult by significantly reduced peanut costs last year, followed by competitive pricing pressures that reduced peanut margins this year. For the fourth quarter and the year ended September 30, 2004, the weighted average ingredient costs per pound were approximately 21 percent and 14 percent higher than in the corresponding periods of the prior year, respectively. In addition, fiscal 2004 profit was reduced by higher energy costs and information systems costs.

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Frozen Pancakes, Biscuits & Breads

On December 3, 2003, Ralcorp completed the purchase of Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and pre-baked biscuits and breads. Ralcorp paid a total of approximately $289 million in cash to acquire Bakery Chef, which had net sales of $165 million for the year ended December 31, 2002 and $148.8 million since acquisition. Bakery Chef has contributed $21.4 million of profit since acquisition, including $8.2 million during Ralcorp’s fourth quarter, net of $3.9 million and $1.1 million (respectively) of amortization expense related to intangibles recorded in purchase accounting. The profit contribution has been reduced by unfavorable ingredient costs (primarily eggs and soybean oil), partially offset by price increases. Net of related financing costs discussed below, this acquisition added approximately $.24 to Ralcorp’s diluted earnings per share during fiscal 2004.

Interest Expense

Interest expense was $3.9 million and $13.1 million, respectively, for the three and twelve months ended September 30, 2004, compared to $.7 million and $3.3 million in the corresponding periods of the prior year. The increase is primarily attributable to additional borrowings to fund the Bakery Chef acquisition. Initially, cash for the acquisition was borrowed under the Company’s $275 million revolving credit agreement, but on December 22, 2003, Ralcorp completed a $270 million private placement of Fixed Rate Senior Notes in three tranches with a weighted average interest rate of 4.6 percent. For the fourth quarter and full fiscal 2004, the weighted average interest rate on all of the Company’s outstanding debt was 3.7 percent and 3.5 percent, respectively, compared to 2.1 percent and 2.4 percent a year ago.

The $275 million revolving credit agreement, with no outstanding borrowings as of September 30, 2004, expired October 16, 2004. It has been replaced with a similar $150 million agreement expiring in five years.

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On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.3 million and $.7 million in fiscal 2004 and 2003, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses. The agreement has been renewed for fiscal 2005.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the fourth quarter ended September 30, 2004, Ralcorp’s investment in Vail Resorts resulted in a non-cash pre-tax loss of $7.3 million ($4.7 million after taxes), compared to $8.0 million ($5.2 million after taxes) for last year’s fourth quarter. For fiscal 2004, Ralcorp recorded after-tax equity earnings of $.4 million, compared to an after-tax equity loss of $.4 million for fiscal 2003.

Additional Information

In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

Restructuring and impairment charges included (in millions, except per share data):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
ISB plant restructuring	$1.0	$.9	$1.8	$2.9
Kansas City plant closure	.4	-	.6	-
Streator plant downsizing	-	-	-	1.4
Ketchup business sale	-	-	-	1.4
Tomato paste asset impairment	-	-	-	5.0
Tomato paste business sale	-	-	-	3.6
	$1.4	$.9	$2.4	$14.3
Per diluted share	$.03	$.02	$.05	$.31

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In fiscal 2004, Ralcorp completed the consolidation of its ISB cookie production facilities into a new facility located in Ogden, UT. Annual cost savings are expected to be $3.0 to $3.6 million. Also in 2004, the Company closed its Kansas City plant and moved production to other facilities within the Carriage House division.  Annual savings from this plant closure are expected to be $1.2 million.

In addition to the restructuring charges, the restructuring projects resulted in accelerated depreciation due to the shortened expected useful lives of certain property and equipment not transferred to other Ralcorp plants. That extra depreciation totaled $.6 million ($.01 per diluted share) and $.3 million (less than $.01 per diluted share) for the three months ended September 30, 2004 and 2003, respectively, and $1.4 million ($.03 per diluted share) and $3.0 million ($.06 per diluted share) through twelve months.

In the fiscal 2004, Ralcorp recorded $.9 million ($.02 per diluted share) income received in litigation settlements. Fiscal 2003 included $14.6 million ($.31 per diluted share) of such income. Nearly all of the settlements related to vitamin antitrust claims.

The quarter and year ended September 30, 2004 included $1.8 million ($.04 per diluted share) and $5.5 million ($.12 per diluted share) of incremental expenses associated with large-scale information systems upgrades and conversions. These projects began last year with expenses of $1.0 million ($.02 per diluted share) and $2.5 million ($.05 per diluted share) in the respective periods and are expected to continue into fiscal 2006.

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

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Although the prices of energy, freight, and several ingredients (notably soybean oil, eggs, rice, wheat flour, and various tree nuts) increased significantly compared to prior year costs, most of the effects were mitigated during fiscal 2004 through hedging, forward purchase contracts, and selling price increases. If these costs remain at elevated levels as expected and sales volumes exceed current commodity coverage, some of these mitigating factors will become less effective, resulting in reduced profit margins in fiscal 2005.

In October 2004, operations of the ISB business began reporting to management of Bakery Chef, who in turn report combined results to Ralcorp’s top management. Consequently, in fiscal 2005 the ISB business will be combined with Bakery Chef in a reportable segment known as Frozen Bakery Products rather than with Bremner in Cereals, Crackers & Cookies. Comparative historical data will be restated to conform to the new presentation.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp may not be able to achieve anticipated cost savings from the closure of the Kansas City facility, decrease other Carriage House costs, or replace lost Carriage House sales volume.

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RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net Sales	$426.2	$329.4	$1,558.4	$1,303.6
Cost of products sold	(336.6)	(262.9)	(1,237.2)	(1,045.6)
Gross Profit	89.6	66.5	321.2	258.0
Selling, general and administrative expenses	(57.2)	(45.8)	(204.7)	(171.3)
Interest expense, net	(3.9)	(.7)	(13.1)	(3.3)
Goodwill impairment loss	-	(59.0)	-	(59.0)
Restructuring charges	(1.4)	(.9)	(2.4)	(14.3)
Litigation settlement income	-	-	.9	14.6
Earnings (Loss) before Income Taxes
and Equity Earnings	27.1	(39.9)	101.9	24.7
Income taxes	(9.9)	6.4	(37.2)	(16.9)
Earnings (Loss) before Equity Earnings	17.2	(33.5)	64.7	7.8
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	(4.7)	(5.2)	.4	(.4)
Net Earnings (Loss)	$12.5	$(38.7)	$65.1	$7.4

Earnings (Loss) per Share
Basic	$.42	$(1.34)	$2.22	$.25
Diluted	$.41	$(1.34)	$2.17	$.25

Weighted Average Shares Outstanding
Basic	29.2	28.9	29.1	29.1
Diluted	30.1	28.9	29.9	29.7

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RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Cereals, Crackers & Cookies	$6.7	$6.1	$24.8	$24.3
Dressings, Syrups, Jellies & Sauces	2.2	2.1	8.8	8.5
Snack Nuts & Candy	.6	.6	2.4	2.3
Frozen Pancakes, Biscuits & Breads	2.5	-	8.4	-
Corporate	1.2	.6	3.1	3.6
Total	$13.2	$9.4	$47.5	$38.7

                                             RALCORP HOLDINGS, INC.
                        CONDENSED CONSOLIDATED BALANCE SHEET
                                                            (In millions)
	Sep. 30,	Sep. 30,
	2004	2003

Current Assets	$330.3	$243.9
Noncurrent Assets	891.3	550.4
Total Assets	$1,221.6	$794.3

Current Liabilities	$199.3	$130.7
Long-term Debt	425.7	155.9
Other Noncurrent Liabilities	152.4	95.0
Shareholders' Equity	444.2	412.7
Total Liabilities and Shareholders' Equity	$1,221.6	$794.3

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